Cintas Corporation Reports First Quarter Sales and Profits

CINCINNATI, September 18, 2003 — Cintas Corporation (Nasdaq:CTAS) today reported revenue for the first quarter of fiscal 2004 of $678 million, a 2 percent increase from the previous year’s first quarter revenue of $666 million. The company also reported a 7 percent increase in pre-tax profits before a one-time charge (3 percent increase after the charge). Net income and earnings per share, after the one-time charge, were $63.3 million and $.37, respectively, or a 3% increase from the first quarter results a year ago.

Scott D.Farmer, Chief Executive Officer, stated, “Our government reports that the economy is growing, however, it is a jobless recovery. In fact, in the month of August, U.S. government statistics showed a continued decline in the workforce of 93,000 jobs. Many of our customers’ businesses continue to experience the pressure of a sluggish economy and, as a result, our business has been negatively impacted. However, we are pleased with the fact that we continued to grow in this economic environment.”

Mr. Farmer continued, “We are also pleased with the tremendous progress we have made in integrating the Omni operations, which were acquired in May 2002. Omni was the largest acquisition in the Company’s history, and those operations are now fully integrated into our business. With the integration of Omni behind us, our gross margins of 42.4 percent compare very favorably to the fourth quarter gross margins of 41.3 percent. In addition, our balance sheet continues to strengthen as our operations gain efficiencies and generate healthy cash flow. We attribute this constant improvement to our people, who share in a common goal of always trying to make our company better.”

Mr. Farmer stated, “During the quarter, we had a one-time charge of approximately $4 million to write off a receivable from a garment manufacturer. A few years ago, we had provided capital to a garment manufacturer to allow him to improve his operation and to increase capacity. Unfortunately, the supplier’s business has subsequently deteriorated. Although we believe there is some chance for a partial recovery, we believe that the receivable should be written off, in its entirety, at this time.”

Strong Balance Sheet

The Company’s balance sheet is strong and the company has reduced its long-term debt to total capitalization from 31 percent at August 31, 2002 to 24 percent at August 31, 2003. Cash and marketable securities reached $92 million, an increase of $23 million from August 31, 2002, and shareholders’ equity reached $1.7 billion, compared to $1.5 billion last year.

Outlook

Mr. Farmer commented, “We reiterate our guidance for the full fiscal year 2004. Our forecast is for revenue to be in a range of $2.75 to $2.95 billion compared to fiscal 2003‘s revenue of $2.69 billion. Our guidance for earnings per share is $1.52 to $1.64 compared to $1.45 for fiscal 2003. Capital expenditures for fiscal 2004 will be approximately $150 million. “

About Cintas

Headquartered in Cincinnati, Cintas Corporation provides highly specialized services to businesses of all types throughout North America. Cintas designs, manufactures and implements corporate identity uniform programs, and provides entrance mats, restroom supplies, promotional products and first aid and safety products for over 500,000 businesses. Cintas is a publicly held company traded over the Nasdaq National Market under the symbol CTAS, and is a Nasdaq-100 company and component of the Standard & Poor’s 500 Index. The Company has achieved 34 consecutive years of growth in sales and earnings, to date.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements. Forward-looking statements may be identified by words such as estimates, anticipates, projects, plans, expects, intends, believes, should and similar expressions and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ from those set forth in this news release. Factors that might cause such a difference include the possibility of greater than anticipated operating costs, lower sales volumes, the performance and costs of integration of acquisitions, fluctuations in costs of materials and labor, costs and possible effects of union organizing activities, outcome of pending environmental matters, the initiation or outcome of litigation, higher assumed sourcing or distribution costs of products and the reactions of competitors in terms of price and service. Forward-looking statements speak only as of the date made. Cintas undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date on which they are made.

For additional information, contact:

William C. Gale, Senior Vice President-Finance and Chief Financial Officer--513-573-4211

Karen L. Carnahan, Vice President and Treasurer--513-573-4013

Cintas CorporationConsolidated
Condensed Statements of Income
(Unaudited)
(In thousands except per share data)

	Three Months Ended Aug 31, 2003 Aug 31, 2002 -------------------------------------------		% Chng. -------
Revenue:
Rentals	$ 538,404	$ 523,656	2.8
Other services	139,252	142,070	-2.0

Total revenue	$ 677,656	$ 665,726	1.8

Costs and expenses (income):
Cost of rentals	$ 298,145	$ 286,951	3.9
Cost of other services	92,063	96,762	-4.9
Selling and admin. expenses	176,130	176,832	-0.4
Interest income	(413)	(739)	-44.1
Interest expense	6,880	8,024	-14.3
Write off of loan receivable	4,343	0	N/A

Total costs and expenses	$ 577,148	$ 567,830	1.6

Income before income taxes	100,508	97,896	2.7

Income taxes	37,181	36,249	2.6

Net income	$ 63,327	$ 61,647	2.7

Per share data:
Basic earnings per share	$ .37	$ .36	2.8

Diluted earnings per share	$ .37	$ .36	2.8

Basic shares outstanding	170,652	170,036
Diluted shares outstanding	171,922	172,199

CINTAS CORPORATION SUPPLEMENTAL DATA

	Three Months Ended Aug 31, 2003 Aug 31, 2002 ----------------------------------------------		% Chng. -------
Rental gross margin	44.6%	45.2%
Other services gross margin	33.9%	31.9%
Total gross margin	42.4%	42.4%

Pre-tax income before one-time charge	$ 104,851	$ 97,896	7.1
One-time charge	4,343	0

Pre-tax income after one-time charge	$ 100,508	$ 97,896	2.7

Net margin	9.3%	9.3%

Depreciation and amortization	35,435	38,066	-6.9
Capital expenditures	31,007	21,647	43.2

Long-Term Debt to Capitalization	23.6%	30.9%

Cintas Corporation
Consolidated Condensed Balance Sheets
(Unaudited)
(In thousands except share data)

	Aug 31, 2003 ----------------------	Aug 31, 2002 --------------------
ASSETS
Current assets:
Cash and cash equivalents	$ 54,914	$ 33,407
Marketable securities	37,371	35,753
Accounts receivable, net	271,766	282,351
Inventories	224,845	209,513
Uniforms and other rental items in service	299,726	292,057
Prepaid expenses	8,759	10,963

Total current assets	897,381	864,044

Property and equipment, at cost, net	779,552	770,291

Goodwill	726,334	689,043
Service contracts	140,606	155,361
Other assets	52,253	57,213

	$ 2,596,126	$ 2,535,952

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 48,839	$ 70,854
Accrued liabilities	85,904	115,333
Income taxes:
Current	31,415	26,233
Deferred	66,484	74,290
Long-term debt due within one year	26,653	16,736

Total current liabilities	259,295	303,446

Long-term debt due after one year	527,714	663,590

Deferred income taxes	99,139	83,243

Shareholders' equity:
Preferred stock, no par value, 100,000 shares
authorized,none outstanding	--	--
Common stock, no par value, 425,000,000 shares
authorized, 170,731,456 shares issued and
outstanding (170,142,146 at August 31, 2002)	77,530	68,579
Retained earnings	1,631,398	1,426,783
Other accumulated comprehensive income (loss):
Foreign currency translation	2,979	(6,403)
Unrealized loss on derivatives	(1,929)	(3,286)

Total shareholders' equity	1,709,978	1,485,673

	$ 2,596,126	$ 2,535,952

Cintas Corporation
Consolidated Condensed Statements of Cash Flows
(Unaudited)
(In thousands)

Cash flows from operating activities:	Three Months Ended Aug 31, 2003 Aug 31, 2002 --------------------------------------------
Net income	$ 63,327	$ 61,647
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	29,017	30,428
Amortization of deferred charges	6,418	7,638
Deferred income taxes	15,593	16,570
Change in current assets and liabilities, net
of acquisitions of businesses:
Accounts receivable	6,844	1,739
Inventories	4,055	(15,641)
Uniforms and other rental items in service	5,995	(11,121)
Prepaid expenses	(1,152)	(773)
Accounts payable	(5,075)	10,388
Accrued compensation and related liabilities	(3,801)	(3,776)
Accrued liabilities	(64,051)	(41,562)
Income taxes payable	14,888	14,442

Net cash provided by operating activities	72,058	69,979

Cash flows from investing activities:
Capital expenditures	(31,007)	(21,647)
Proceeds from sale or redemption of marketable securities	2,137	8,686
Purchase of marketable securities	(14,088)	19
Acquisitions of businesses, net of cash acquired	(6,480)	(15,931)
Other	1,533	204

Net cash used in investing activities	(47,905)	(28,669)

Cash flows from financing activities:
Repayment of long-term debt	(1,797)	(48,798)
Stock options exercised	1,406	2,071
Other	(1,087)	(1,804)

Net cash used in financing activities	(1,478)	(48,531)

Net increase (decrease) in cash and cash equivalents	22,675	(7,221)
Cash and cash equivalents at beginning of period	32,239	40,628

Cash and cash equivalents at end of period	$ 54,914	$ 33,407